Exhibit 99.1

CONTACTS:
Audra J. Mace	Stanley Wunderlich
Chief Financial Officer	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 337-8089
E-mail: amace@electroenergyinc.com	E-mail: info@cfsg1.com
www.electroenergyinc.com	www.cfsg1.com

ELECTRO ENERGY INC. CLOSES PURCHASE OF MANUFACTURING

ASSETS NEAR GAINESVILLE, FLORIDA

Company Finalizes Financing of $11 Million;

DANBURY, Conn., April 6, 2006 – Electro Energy Inc. (Nasdaq: EEEI), a leading provider of advanced battery technologies and associated systems, today announced it has closed on the purchase of significant battery manufacturing assets formerly owned by Energizer Power Systems located in Alachua, Florida, near Gainesville.

Concurrently, the Company finalized an $11 million private placement of Senior-secured convertible notes financed by a small group of institutional investors. Jefferies & Company, Inc. served as the sole placement agent. No application has been, or is expected to be, made for the convertible notes to be listed or quoted on any public exchange. The gross proceeds to the Company from the sale of the notes are $11 million, prior to deducting commissions and expenses. The Company expects to use the net proceeds to purchase additional production equipment and leasehold improvements for the Alachua, Florida facility and for working capital and general corporate purposes.

“As we communicated to the market beginning last year, our top priority was to acquire significant manufacturing assets for lithium-ion and nickel based rechargeable cells and batteries to accelerate our commercialization plan,” stated Martin G. Klein, Chairman & Chief Executive Officer of Electro Energy. “The closing on the purchase and the finalizing of the financing represent a major turning point for Electro Energy, allowing us to begin executing our commercialization plans for high-volume manufacturing. The Company is now positioned to start to offer U.S. manufactured batteries for defense, industrial and commercial applications including hybrid electric vehicles, plug in hybrid electric vehicles, power tools, electric scooters, other mobile products and electric utility energy storage.”

The total purchase price for the assets consists of 5,750,000 unregistered shares of common stock of the Company and a six-year warrant to purchase up to 2,000,000 shares of common stock of the Company at an exercise price of $7.00 per share. The Company also entered into lease agreements for 200,000 square feet of industrial space located at 12781 NW Highway 441, Alachua, Florida, with an option to purchase a portion of the facilities at fair market value. In connection with the lease agreement, the Company issued 1,000,000 four-year warrants to purchase shares of Electro Energy’s common stock at an exercise price of $7.00.

The notes mature on March 31, 2010 and bear interest at 8.5% per annum. The interest is payable semi-annually in cash or Electro Energy’s common stock, under certain conditions, at the option of the Company. The notes are convertible, at the option of the holder, into Electro Energy’s common stock at a conversion price of $3.80 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 15% premium to the average of the trading prices of Electro Energy’s common stock during a 10-day pricing period. The notes are senior to existing and future secured debt of the Company to the extent of the value of the assets securing that debt. In connection with the notes the Company will issue 578,947 warrants that are exercisable until March 31, 2010 at an exercise price of $3.80 per share.

The notes were offered and sold in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). This press release does not constitute an offer to sell nor a solicitation to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This notice is as a matter of record only. The securities sold in this private placement have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The Company is required to register with the Securities and Exchange Commission the shares of common stock issuable upon conversion of the notes and exercise of the related warrants, plus an estimated number of shares of company common stock potentially issuable in respect of accrued interest on the notes and other payments that may be made in the form of shares.

The company will file a Form 8-K with the SEC by April 7, 2006, relating to the acquisition and financing transactions, which will include copies of the executed documents.

About Electro Energy Inc.

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary design. EEEI has recently acquired significant manufacturing assets near Gainesville, Fla., to accelerate commercialization of its battery technology. For further information, please visit www.electroenergyinc.com.

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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

        Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. (“CFSG1”) provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1‘s receipt of cash compensation from Electro Energy, CFSG1 may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so. For more information about CFSG1, please go to www.cfsg1.com.